Exhibit 99.1

Operator: Greetings, and welcome to the iGATE Corporation Quarter Four 2009 Quarterly Earnings Conference Call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation.

If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Salil Ravindran, Director, Investor Relations for iGATE Corporation. Thank you, Mr. Ravindran. You may now begin.

Mr. Salil Ravindran: Thank you, Rob.

Good morning and Happy New Year to all of you. Glad to have you on this call to discuss the iGATE financial results for the fourth quarter and full-year ended December 2009.

With me on the call today are Phaneesh Murthy, President and Chief Executive Officer of iGATE, and Sujit Sucar, iGATE’s Chief Financial Officer.

This call is being webcast live on our website and a replay of this call will be available within a few hours. Our earnings release, which has been forwarded to all of you, is now posted on our website.

We’ll start with a brief overview of iGATE’s performance during the quarter and the future outlook by Phaneesh, which will be followed by the financial highlights by Sujit. Subsequently, we’ll open the floor for Q&A.

Before I hand over the floor to Phaneesh, I would like to remind everyone that statement made during this call that are not historical facts are forward looking statements. These forward looking statements include our financial growth and liquidity predictions as well as statements about our plans, strategies, intentions, our beliefs concerning our business, cash flows, cost and the markets in which we operate.

Without limiting the foregoing, the words believes, anticipates, plans, expects and similar expressions are intended to identify certain forward looking statements. These statements are based on information currently available to us and we assume no obligation to update these statements as circumstances change.

There are risks and uncertainties that could cause actual events to differ materially from these forward looking statements including those listed in the cautionary language at the end of our news release, some of which are beyond our control.

As a reminder, we will not discuss further guidance during the quarter in one-on-one meetings or calls and we have no intention at this time of updating our guidance as circumstances change.

With this, I now turn the call over to Phaneesh.

Mr. Phaneesh Murthy: Thank you, Salil, and good morning and good evening to all of you based on which part of the world you are in.

I’m extremely pleased to be able to announce a quarter in which we reached the highest ever operating margin of the company, 20 percent, which was a goal which we had set for ourselves to reach by 2010, and I’m extremely pleased that we actually managed to reach that goal earlier than what we were thinking.

Based on the performance of the company, the board has declared a dividend of 11 cents a share. The growth—of course, you know, almost 7 percent growth I think came on the back of what I believe is two or three clear trends. The first one being a 2 to 4 percent expected increase in 2010 IT spending coupled with option on employment, and therefore not wanting to employ people. And therefore, I think the outsourcing companies are benefiting from that, as projects need to be started off because of the 2 to 4 percent, you know, increase in spending. And in effect, that’s how we started getting the projects.

Also, we are seeing a clear increase in the operations work, and that’s probably because of our very highly differentiated model, you know, the business outcome based iTOPS delivery model.

So, based on these, you know, we are extremely pleased that we have a strong momentum going into 2010. We have hired already 530 employees during the quarter, and we expect to hire another 1,500 or so employees during the year. And, you know, we are quite confident that -I think we have talked about the momentum even in the last quarter—will continue for a couple of quarters.

In addition, the quarter had actually a lot of very interesting awards for iGATE. Let me tell you some of the more prestigious ones.

We won the, you know, the IMC Ramkrishna Bajaj National Quality Award for performance excellence in the service category. That’s a big one. It’s one of the most prestigious awards in India.

I think we also benchmarked our HR practices. You know, we’ve been winning our—you know, we’ve been kind of considered one of the most attractive employers, most respected employers in India. We benchmarked with an American standard. So basically, we won an award from the American Society for Training and Development, which is one of America’s premier HR systems. We won the award for excellence in career development category. So, that again is very, very positive news.

And then, in addition, we won a number of awards from The Black Book of Outsourcing. Also NASDAQ included us in the Global Select Market List and that, you know, has positive implications, as all of you know.

We also expanded our global delivery facility in Bangalore into a very green environment-friendly building, added therefore about 120,000 square feet of space, about 1,100 employees or thereabouts. And that capacity, I think, you know, I’m glad that we took the decision to continue on, because right now, with our expansion, we will need that space very quickly.

So, we don’t really provide a guidance, as you know. But, you know, we are feeling quite bullish and positive, you know, on the back of a good 6.8 to 7 percent increase in revenue and achieving our 20 percent operating margin goal.

In spite of a 7 percent salary increase and in addition to hiring a net addition of 530 employees during the quarter, I think the quarter has gone well. And I think we have kind of ended the year on a little bit of a high note, and I’m quite pleased with that.

Over the next few quarters, our goal is to continue to build our investments in sales and marketing. Our goal is to continue to make investments in iTOPS. We are starting to see the results there and we are extremely positive about its ability to differentiate us. The iTOPS will differentiate us from many of our competitors.

And we feel much, much better about our chances of winning large financial services kinds of companies, deals with large financial services companies, today than we have felt in the past.

So, all in all, I would say, you know, reasonably positive things happening in the company.

I will now request Sujit to take you through the financial highlights.

Mr. Sujit Sucar: Thank you, Phaneesh.

Good morning, everyone, and thank you for joining us on this call.

I’ll take this opportunity to briefly discuss with you the key highlights of our financial performance for the fourth quarter and full year ended December 2009.

Our revenue for the quarter was 52.4 million compared to 49.1 million in the previous quarter and 51.5 million in the same period last year. In volume terms, the revenue increased by 4 percent sequentially and 8 percent last year. The sequential growth in revenue is due to increase in projects from top customers.

The active customers at the end of the quarter stood at 82.

Our fourth quarter of 2009 has been another good quarter on the margin front. Though gross profit margin fell to 40.6 percent from 41.1 percent in the last quarter, it went up slightly compared to 40.5 percent reported in the corresponding quarter last year.

The growth margin was favorably impacted by the contribution from higher margin customers in services. However, it was offset by the increase in headcount and the salary hike effected in October.

Our selling and general and administrative expenses including depreciation and amortization for the quarter was 10.3 million compared to 11 million in the previous quarter and 13.2 million in fourth quarter of last year.

Income from operations for the quarter improved to 10.5 million from 9.5 million in the previous quarter and 7.6 million in the same period last year. Our operating margin was at 20 percent of revenue, up from 18.6 percent in the third quarter and 14.8 percent in the fourth quarter of last year.

Net income from continuing operations was 8.6 million or 15 cents per diluted share, compared to net income of 8.9 million or 16 cents per diluted share in the previous quarter and 6.3 million or 12 cents per diluted share in the same period last year.

Revenue from continuing operations of the year was 193.1 million compared to 218.8 million in the last year. The revenue for the year was down due to ramp down of discretionary projects at the beginning of the year, loss of a few key customers due to economic reasons and rate cuts at the beginning of the year.

The year witnessed good margin improvement. Gross profit margin improved to 39.1 percent from 37.6 percent in the previous year. The improvement in margin is due to increase in the resource utilization, increase in the contribution from higher margin customers and increase in offshore leverage.

Income from operations for the year was 32.4 million, up from 27.7 million reported in the last year. Operating margin for the full year shot up to 16.8 percent of revenue from 12.7 percent in the previous year.

Net income from continuing operations was 28.6 million or 51 cents per diluted share, compared to net income of 29.3 million net of non-controlling interest or 53 cents per diluted share made in 2008. The net margin stood at 14.8 percent of revenue up from 13.4 percent in 2008.

For the year ended December 2009, the company generated operating cash flow of 43.9 million compared to 43.2 million in 2008. The company spent 13.1 million on capital expenditures in 2009 compared to 14.2 million in the previous year.

As of December 2009, the company’s balance sheet remained strong with 96.8 million in cash and short term investments, zero debt and 191.3 per million in shareholder equity.

The DSO at the end of December stood at a historical low of 54 days, down from 65 days as of December 2008. Our largest customer accounted for 27 percent of the full year revenue and our top five customers accounted for approximately 70 percent of the full year revenue.

At the end of December, our worldwide headcount stood at 6,910 people.

With this, I will now turn the call back to Salil.

Mr. Salil Ravindran: Thank you, Sujit. Thank you, Phaneesh.

Rob, we can now open the floor for questions.

Operator: Thank you, Mr. Ravindran.

We’ll now be conducting a question and answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

One moment please while we poll for questions.

Our first question is coming from Brian Kinstlinger with Sidoti and Company. Please proceed with your question, sir.

Mr. Brian Kinstlinger: Hi. Good morning. Thanks.

A couple of questions—maybe to start with, some of the metrics that you guys provide sometimes, and maybe I missed them. Utilization—you guys normally provide on a sheet bill rates and customer wins, if you could.

Mr. Phaneesh Murthy: Yeah, so let me just take you through that.

Customer wins—we actually won one new account in the fourth quarter. So, we expect the momentum coming in the next couple of quarters to be really based on our existing customers.

We actually saw average realized rates going up by about 1.2 percent during the quarter. So, we are reading that maybe too early, but reading that as a broad sign of competitiveness, but not price unstability, sorry instability. So, we’re reading it as a fairly reasonably stable price environment.

And then, the utilization percentage is what you asked for.

Mr. Sujit Sucar: It’s 79 percent.

Mr. Brian Kinstlinger: Seventy-nine percent is—what about offshore and onsite?

Mr. Sujit Sircar: Offshore.

Mr. Brian Kinstlinger: Seventy-nine percent offshore and onsite was still—what was it, 95 percent?

Mr. Sujit Sircar: Ninety-three percent.

Mr. Brian Kinstlinger: And, Phaneesh, when you said pricing was up 1.2 percent, is that sequentially or year-over-year?

Mr. Phaneesh Murthy: Sequentially.

Mr. Sujit Sucar: Sequentially.

Mr. Brian Kinstlinger: Sequentially, okay.

And if I could speak a little bit on hedging, maybe give us a sense on how much of the other income was hedging losses versus other income.

Mr. Sujit Sircar: We had, you know, a one time, you know, kind of a ForEx loss of around 700,000.

Mr. Brian Kinstlinger: Seven hundred thousand was what, I’m sorry?

Mr. Sujit Sircar: Was a one time kind of a for the quarter hit in other income.

Mr. Brian Kinstlinger: Sorry, what do you mean one time—?

Mr. Sujit Sircar: [—Unintelligible—.]

Mr. Brian Kinstlinger: —What do you mean by one time? Is it just currency, currency hedge loss?

Mr. Sujit Sircar: Yes.

Mr. Brian Kinstlinger: Okay.

But then, there’s something else there, right, because then you still lost $800,000 and you have a lot of cash? So, why—?

Mr. Sujit Sircar: —That’s a normal hedge loss, which, you know, like when you hedge, there is an impact, as we were explaining on the last, you know, last conference call also. When you have a, you know, hedge, when we hedge it for, you know, one year complete hedge. And when you hedge it, there is, when there is, you know, gain in the ForEx, it shows in the, you know, revenue and gross margin. And that gets hit in the other income, vice-versa.

Mr. Phaneesh Murthy: So, let me just clarify, Brian, for you. See, there are, in that 1.4 or 1.5 million...

Mr. Brian Kinstlinger: —Right—.

Mr. Phaneesh Murthy: —That you see in other income loss, there are two components. One is what is the normal hedging loss, and the normal hedging loss is happening because of the fact that, typically, when a currency moves, you know, either you will lose some on gross margin and gain in other income, or you’ll gain on gross margin and lose in other income based on the hedging and which direction the rupee has moved against the dollar, etc. That is the normal thing.

In addition to that, we had a one time non-recurring ForEx transaction, which created a negative amount of $700,000.

Mr. Brian Kinstlinger: And how much was the normal losses that you mentioned previously?

Mr. Sujit Sircar: It’s $800,000, $820,000.

Mr. Brian Kinstlinger: Right.

So then the transaction was 700,000. So, that’s $1.5 million. Shouldn’t that be offset by interest income?

Mr. Sujit Sircar: No, not really. If you really look at interest scenario in India is kind of really come down, you know, last quarter. So, it’s been really low this quarter—.

Mr. Brian Kinstlinger: [—Unintelligible—.]

Mr. Sujit Sircar: —Because we are mostly in cash now.

Mr. Brian Kinstlinger: Right.

So, zero percent?

Mr. Sujit Sircar: It’s one and a half percent.

Mr. Brian Kinstlinger: Okay.

We’ll talk about it offline maybe after. Can you give us a sense—?

Mr. Sujit Sircar: —Yeah—.

Mr. Brian Kinstlinger: —If we’re at 45 rupees at the end of this quarter and/or at the end of 2010 then what the quarterly hedging losses, or the quarterly other income might look like in 2010, might look like for other income for hedging, just so we can be clear on at 45 rupees what would happen?

Mr. Sujit Sircar: Sure. I can give you, you know, we can talk offline and we can, I can give you the modeling on that.

Mr. Brian Kinstlinger: Right.

But, I think investors are interested because would there be similar losses as today if it was at 45?

Mr. Sujit Sircar: See, what happens if you are completely hedged, Brian, it’s going to be, you know, at 45 rupees, if the rupee happens to 45, your hedging loss will come down and, you know, your gross margin will go up, and vice-versa depending on which direction the rupee dollar moves.

Mr. Phaneesh Murthy: So, he is saying very clearly he thinks it’s 45.

Mr. Sujit Sircar: Yeah. So, your other income number losses will come down.

Mr. Brian Kinstlinger: So, we’re talking like you’d be at, just you wouldn’t have the one time, so, you’d be less than a loss of $800,000. You’d be closer to break even—.

Mr. Sujit Sircar: —That’s true—.

Mr. Brian Kinstlinger: —Closer to break even, right—?

Mr. Sujit Sircar: —That’s true, that’s true.

Mr. Brian Kinstlinger: Okay.

And how do you determine how much you hedge? Is that based on revenues, or is it based on receivables? And what percent of the receivables or sales do you guys hedge?

Mr. Sujit Sircar: Whichever, whatever payments, we hedge under the cash flow hedging. So, whichever movement happens from, like the offshore revenue has to be repatriated back to offshore for the law, whichever country, they have to get that money. So, the offshore revenue, which has to be moved to offshore needs to be hedged. That’s so the offshore portion of the revenue is hedged, rupee is hedged.

Mr. Brian Kinstlinger: So, which is roughly about how many dollars—how much money right now do you have unhedged?

Mr. Sujit Sircar: Forty percent of our, which is currently our offshore revenue, which gets currently hedged. But now, we have hedged—.

Mr. Phaneesh Murthy: Totally now how much have we hedged.

Mr. Sujit Sircar: —Around $84 million is currently hedged.

Mr. Brian Kinstlinger: Great.

Two more questions now about the business—I appreciate it, and then I’ll get back in the queue and ask more questions.

First, I’m interested in what the budget situation looks like, Phaneesh, from your top 10 to 20 customers where most of the growth comes from and what they’re saying. And then, secondly, maybe you could talk about new customer additions that you added in 2009. A lot of them were sole sourced, and maybe they’re taking a little bit longer, but maybe what your outlook is for them, you know, over the next year or two.

Mr. Phaneesh Murthy: It’s important to talk about this. You know, it is our anticipation, like I said, that based on the customers that we are seeing, we believe that IT budgets are actually going to grow 2 to 4 percent in 2010. And it’s really the release of the projects.

The other interesting thing for us, actually, which is the best news or one of the best news for us is nine out of our top ten customers grew in Q4. So, that’s clearly a very, very positive news for us.

And therefore, we believe actually that that momentum is getting carried forward because nobody is hiring now. And we believe that that momentum is really what’s helping us quite nicely.

On the sole source opened accounts, I think, you know, there are a couple of accounts which are starting to contribute reasonably, but nothing’s a star yet. My sense is that one account will end up becoming a star, but—will probably be a star probably by late 2010 or early 2011.

But, we are in active discussions with a number of good financial institutions right now and my sense is those will probably be very positive for our growth.

Mr. Brian Kinstlinger: Okay.

And actually, one last question—last quarter, you mentioned on the call that you don’t provide traditional guidance. You said that in the next—each of the March and the June quarters, you expected to see 5 percent sequential growth roughly. Is there any reason to think that’s changed?

Mr. Phaneesh Murthy: No.

Mr. Brian Kinstlinger: Okay. Thank you.

Operator: Thank you.

Our next question is from the line of Jeff Martin of Roth Capital Partners. Please proceed with your question.

Mr. Jeff Martin: Thanks. Good afternoon, guys.

Wanted to just touch on your hiring plans for 2010, you said you plan to hire about 1,500. What’s your current billable headcount and how many of that 1,500 is additions to billable headcount?

Mr. Phaneesh Murthy: While Sujit is giving you the—okay, we’ll—the current billable headcount is 6,416 out of the 6,910. And out of the 1,500 employees being hired, it will be at least 1,400 billable headcount.

Mr. Jeff Martin: Okay.

And the bulk of that, I take it, is for existing customers. Are they giving you new business, expanded on existing contracts? What—give us a little detail. That’s a pretty significant increase.

Mr. Phaneesh Murthy: Yeah, I think it’s based on the growth that we are seeing with the customers. We have, you know, we have visibility. We have projects. We have backlog built up, yeah. So, it’s a combination of all of that, yes.

Mr. Jeff Martin: Okay.

I just thought it’d be helpful if you could expand a little bit. Are you expanding your relationship with existing customers? Are you adding to existing projects you’re working on with them? You know, are you essentially—?

Mr. Phaneesh Murthy: —I think it’s a combination of a lot of things. I mean, if I take a large financial services company, for example, in North America, we are expanding quite rapidly in, let us say, their mortgage division. If I take another large financial services company in North America, we are expanding in multiple areas and signing multi-year agreements on AMO and things like that.

It is, you know, it is broadly under the concept of what we call account development where we are adding multiple what I call service lines, and penetrating deeper in each service line. So, I think all of those concepts are actually right now working for us.

Mr. Jeff Martin: Okay.

And then, could you give some perspective on, you know, the client signing number for the quarter and what the prospects look like for the next two quarters in terms of new client signings?

Mr. Phaneesh Murthy: There is some—there are two or three things. The first point is, clearly, what we have done is we’ve signed one client in the last quarter, in Q4.

But, I think the more interesting thing is that what we have done is that we have restructured the sales group to do only hunting and we have verticalised the team. So, that’s one big structural change that we have made.

And we have given them a set of named accounts to go after, which of the desirable budget of the customers.

So, to that extent, I think, you know, the advantage of that is now all the intense efforts is happening in a few accounts that are world-class. And my own sense is that over the next two quarters, we’ll be opening up at least a couple of large, large financial institutions. And that I’m actually feeling—that’s one of the reasons I’m feeling very good and bullish about what’s happening in the sales effort right now, not on the basis of the number of accounts, but on the quality of accounts that we are in very active propositions with.

Mr. Jeff Martin: Okay.

And then, getting back to the hedging loss for the quarter, the 700,000, could you explain a little bit more what that new contract is and why the impact was what it was?

Mr. Sujit Sircar: It is, the way it is, kind of, for some countries, you know, it’s a very technical issue between a permanent and a FAS 52. And so, it’s not kind of hedging loss in some sense. It’s some repatriation of some money, which you need to kind of take it either in balance sheet or profit and loss account. It’s, you know, so it’s a technical thing under FAS52, which we had to take under, you know, the loss under the income statement rather than balance sheet.

So, you know—.

Mr. Jeff Martin: —Okay—.

Mr. Sujit Sircar: So its, you know, we don’t think it will come up—.

Mr. Jeff Martin: —How much of that roughly 1.5 million, you know, currency related hit to non-operating income was offset by gross margin, would you say, on a percentage basis?

Mr. Sujit Sircar: See gross margin always will be $800,000 of, you know, hedged income, will always come in gross margin. That has always been coming.

If you see our past trend also, whatever gets into the currency movement, it comes into the other income. So, a similar thing—it’s not something which is new. It’s every quarter the same thing will be there. So, the 800,000, which is the hedged dollars, will always come in the gross margin.

Mr. Jeff Martin: Okay.

So, it was 100 percent offset in gross margin then?

Mr. Sujit Sucar: Correct.

Mr. Jeff Martin: Okay.

Mr. Phaneesh Murthy: That’s the entire philosophy for hedging that, you know, we make it P&L neutral.

Mr. Jeff Martin: All right.

Could you give us—back to the hiring, and then I’ll hop off here, but could—is that fairly evenly spread, your hiring plans for the 1,500 throughout the year, or is the bulk of that coming in the first half just in terms of trying to model that out on the revenue impact? What kind of timing do you see the bulk of that, or is it evenly spread?

Mr. Phaneesh Murthy: I think it’s fairly evenly spread.

Mr. Jeff Martin: Okay.

Mr. Phaneesh Murthy: I think we would expect fairly evenly spread at this time.

Mr. Jeff Martin: Excellent. Thank you, guys.

Mr. Phaneesh Murthy: Thank you.

Operator: Thank you.

As a reminder, ladies and gentlemen, if you’d like to ask a question, you may press star one.

Our next question is coming from Jon Maietta with Needham and Company. Please go ahead with your question, sir.

Mr. Jon Maietta: Hey, thanks very much.

Hey guys, I’m on the road, so I apologize. You broke up on some of the prepared remarks, so I just wanted to make sure I heard correctly.

Phaneesh, did you say you were comfortable with 5 percent sequential revenue growth in the first part of the year?

Mr. Phaneesh Murthy: Yeah, yeah. I think the question that was asked was is there any reason to believe that it won’t happen, and I said, no, I don’t think there is any reason to believe that it won’t happen.

Mr. Jon Maietta: Okay.

And, Sujit, I just want to make sure I heard you clearly. Was the quarter EPS neutral from currency? Is that what you were saying, the offset in gross margin and the FX below the line?

Mr. Sujit Sucar: Yes, the, you know, the appreciation in the rupee happens from, and when the appreciation happens, so this, see, every quarter if you really look at it, there is always, you know, when the rupee kind of appreciates, we will have this you know vice versa scenario, whichever is kind of hits your income statement in gross margin, see its our hedging philosophy that, you know, we have to be P&L neutral in terms of whatever hits your gross margin comes back in other income. And that’s been the trend over. So, this quarter, we had 700,000 additional thing, you know, apart from that.

Mr. Jon Maietta: Got it, okay.

Sujit, the tax rate for next year—are you thinking high single digits or does anything change there?

Mr. Sujit Sucar: Not yet. If you see, you know that this quarter itself, it has moved to around 3 percent. And we feel, you know, this trend of the tightening of the tax rate will happen over a period, you know, when—and it will go up in the next year to 5 to 7 percent as I’ve always been saying.

Mr. Jon Maietta: Okay.

And, Phaneesh, at the beginning, you had mentioned, you know, strength in iTOPS in particular. Discretionary spend—do you feel like that’s come back pretty strongly?

Mr. Phaneesh Murthy: I think, you know, post the recession, I am sensing a certain fight for value from the customers’ side. And this model actually, which is a outcome based model, using iTOPS, I think is somehow becoming very attractive.

And that’s the reason why there are two or three large financial institutions are talking to us and talking to us very strategically. Now, I certainly believe that we will close a couple of these things in the next six months. But, the level of interest and excitement over the model, you know, it couldn’t have been a natural momentum. I think it’s just that post-recession the drive for value has just become very high, and I think we’ve hit a very sweet spot.

Mr. Jon Maietta: Got it. Okay. Okay. Thanks, Phaneesh. Thanks, Sujit.

Mr. Phaneesh Murthy: Thank you.

Mr. Sujit Sucar: Thank you.

Operator: Our next question is a follow up question from the line of Brian Kinstlinger with Sidoti and Company. Please go ahead with your question, sir.

Mr. Brian Kinstlinger: Great. Thanks.

First, Phaneesh, now that you’ve achieved that 20 percent margin that I think you and I have talked about for a very long time, what is sort of the new trajectory over the next two years. You think 25 is attainable where some of your bigger peers are as you leverage iTOPS, you leverage SG&A, which still is pretty high compared to revenue compared to your peers? You know, where could this company go, you know, in the long term here?

Mr. Phaneesh Murthy: I think in the long term, certainly, I think we will improve our margin structure. I think my short term goal, which if you take all of 2010, is to open more and more investments in iTOPS. We built-out five new solutions. My goal is to build out more solutions, invest in IP, create more and more differentiation, put more distance between us and competitors. That is my 2010 objective.

And, you know, so my goal would be to kind of leave operating margin at around this level rather than try and take operating margin up in 2010, but rather focus on increasing the distance between the competitors and us.

Mr. Brian Kinstlinger: So, you know, to just summarize, you wouldn’t expect those margins to deteriorate. You just would keep the SG&A pretty level and keep the operating margin at 20 percent, you know, so there wouldn’t be margin expansion this year?

Mr. Phaneesh Murthy: Yeah, yeah. I would anticipate that—yeah, right. Very broadly, because I want to invest more in trying to really create a distance between us and competition.

Mr. Brian Kinstlinger: And we talked about pricing a little bit. Pricing on—talk about the difference between pricing on new deals—you know, you only won one new customer and a couple in the quarters before and your discussions you are having now versus, you know, what the discussions are about existing deals, existing customers?

Mr. Phaneesh Murthy: I think, in general, my sense is that the—on the existing customers, there is, you know, a fairly good price stability. We don’t anticipate any problems.

And I actually do believe that with existing customers, the environment may lend itself in 2010—I don’t think at the beginning of 2010, not right now, but some time in 2010, environment will lend itself to looking for price increases based on anniversaries of contracts or price validity period.

On the new deals, we continue to push upwards on price. We’ve just got to make sure that the new business contributes a larger and larger percentage so that will continue to push up our margins.

Mr. Brian Kinstlinger: Okay.

And on the—back on the transaction of $700,000 on the new rules, I’ve seen a couple of your competitors really report that every quarter based on currency going up and down while that’s one time. Did you say that’ll be one time every quarter you’ll see a swing every quarter on that on below the line?

Mr. Phaneesh Murthy: No no no no..its not. It is a technical thing which happened because we repatriated from one of our subsidiaries or branches.

Mr. Brian Kinstlinger: Oh, I see.

Mr. Phaneesh Murthy: We don’t do that on any regular basis. It just happened. It ended up having—we ended up having to take that hit on—in this quarter on the income statement.

Mr. Brian Kinstlinger: Okay.

And then, just talking about the hiring, you’d mentioned, you know, short of 1,400—1,400 billable roughly. Obviously, we can do the math and, you know, I forget what the exact percentage is, but will that—does that take into account lowering utilization offshore? And so, will revenue growth—do you expect it to slightly lag that, or do you think it would be in line with hiring—?

Mr. Phaneesh Murthy: —Well, I mean, generally speaking, there is hiring and then there is training and we do all of that stuff. So, typically, revenue growth tends to lag by a quarter on some of these things.

Mr. Brian Kinstlinger: Okay.

And the—I had one more question. Let me see what that was. Oh. On GE, has the company—have RFPs been issued for BPO work or iTOPS work that you now are permitted to bid on?

Mr. Phaneesh Murthy: No, not yet, not yet. I think GE is still committed to its—it’s still got its commitments to Genpact and we are not—yeah, we’re not getting enough opportunities to bid on—my sense is that corporate has come down pretty hard on some of the divisional guys who were talking to us.

Mr. Brian Kinstlinger: Well, I mean, doesn’t the exclusive agreement, didn’t it end in December, and although there’s a, I think a $440 or $550 million commitment, can’t you —can you not now bid on new work? Has something changed?

Mr. Phaneesh Murthy: They have a volume commitment still, which I think because of the state of GE, I think, you know, that’s really what they’re trying to maintain. That’s my read. I don’t know. You know, it’s difficult to get the full story. But, they have a volume commitment, which we are coming up against.

But, there’s no doubt about the fact that the amount of interest that they have shown in the model, at some point of time, we will get in there.

Mr. Brian Kinstlinger: Okay.

And the last question I had is related to NBC and the deal going on there and maybe give us an update on what you’re hearing on, you know, any possible increases of work there or even, you know, decreases given the transaction that is likely to happen there.

Mr. Phaneesh Murthy: I think two things—so first, because of the, you know—from what we are given to understand, it will—it looks like it’ll be NBC Management in this new company because it’s not the Comcast cable business, it is the Comcast content which is actually coming in and getting merged into the JV into this company.

So, from what we hear, it will end up being more likely NBC Management and there we have an excellent NPS, the Net Promoter Score, CSAT and we have good relationships with all of that. So, we would expect, if there is anything happening, we will probably end up playing a larger role.

Mr. Brian Kinstlinger: And how will you report the revenues from the customers? Will they now be separated customers, or will they still be one?

Mr. Phaneesh Murthy: It is still one, at least till as clearance happens. After that—and that will be definitely, it looks like, definitely through to 2010. 2011 is something that we’ll have to look at to try and figure out how we have to record it. But, at that point in time, if the two companies have been separated from the GE fold, etc—at that point in time, we’ll look at the final structure and record.

But, it looks like, at least for 2010, it will be—they’re very much a part of GE because they haven’t yet started any of their efforts.

Mr. Brian Kinstlinger: Okay.

And actually, I do have one more question. With all the cash you’ve got, it doesn’t seem like you’re rushing to make acquisitions, though it’s something you’re thinking about. Do you guys expect CapEx to pick up as you build out more capacity or what are the plans with your cash this year?

Mr. Phaneesh Murthy: Well, you know, so we’re looking at acquisitions, certainly, though we have not rushed into anything. Of course, we don’t want to spoil something that’s working well for us.

We do have expansion coming up in our Bangalore facility. We expect to expand another 250,000 square feet roughly, which we’ll try and build out in parts. But, we have a CapEx plan for about $13-$14 million, thereabouts. It’s not anywhere near the $100, rather $97 million that we have in our bank.

You know, part of the money is going in the form of dividends. We are doing 11 cents a share dividend. So, that was roughly, what, 6 million and change in cash.

And then, you know, from an acquisition perspective, now, you know, we have enough cash to be able to do some of these acquisitions rather than having to do it in any other model.

Mr. Brian Kinstlinger: And Bangalore is an SEZ protected location?

Mr. Phaneesh Murthy: Bangalore is part of our STPI, which has got extended year by year if you remember from a tax exemption perspective.

Mr. Brian Kinstlinger: So—.

Mr. Phaneesh Murthy: —It’s our corporate headquarters, so we just—.

Mr. Brian Kinstlinger: —So, I guess my question—.

Mr. Phaneesh Murthy: and.

Mr. Brian Kinstlinger: —So why build out there as opposed to another place that is protected in case those laws do change?

Mr. Phaneesh Murthy: Because you have a corporate campus, which is the flagship campus which all customers come in to see. And to that extent, we have the space, we have everything. And anywhere else, we think will increase our overhead quite dramatically because of the fact that there is no SEZ premises nearby. The nearest SEZ premises would be way across town, and if you try and go across town, you know, it will, you know, from a management overhead perspective, I think it will go up by a lot.

Mr. Brian Kinstlinger: Okay. Thank you very much.

Mr. Phaneesh Murthy: Thanks.

Operator: Our next question is from the line of Karl Keirstead at Kaufman Brothers. Please go ahead with your question, sir.

Mr. Shateel Alam: Hi. Thanks for taking my question. It’s Shateel Alam, filling in for Karl.

I was hoping you could talk a little bit more about some of the competitive dynamics in the industry. You posted a strong quarter, but so have some of your larger peers. And also, the much larger peer, IBM posted a 55 percent growth in application outsourcing and a stabilization in some other deals.

Are you seeing some of your larger peers competing with you more, or has anything changed in the competitive landscape?

And also, as a follow up, can you just talk about how iTOPS may be differentiating you from some of these larger players?

Mr. Phaneesh Murthy: I think, you know, in all of these large financial institutions where we are largely present, clearly everybody is there. However, we are finding that the reception that we are getting, the connect that we are getting into business execs is because of our business outcome using iTOPS model.

And we believe that that model is differentiating us because it truly sets up a partnership structure between the customer and ourselves. And in this highly what customers may consider uncertain and volatile environment, they feel that this the right model to navigate towards. And that’s the reason why we are having so many conversations in financial institutions now.

Mr. Shateel Alam: Okay, great. Thanks for taking my question.

Mr. Phaneesh Murthy: Thanks.

Operator: Mr. Ravindran, there are no further questions at this time. I would like to turn the floor back over to you for closing comments.

Mr. Salil Ravindran: Thank you, Rob.

Once again, I would like to thank all of the participants for joining us on this call. If you have any follow up questions that you might like to discuss, feel free to contact me over email or telephone. I look forward to speaking with you in three months or in between during one of the investor meetings or conferences. Thank you, everybody. Have a good day.

Mr. Phaneesh Murthy: Thank you, everybody.

Mr. Sujit Sucar: Thank you.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.